THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY M2B), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

$300,000.00 ADDITIONAL PROMISSORY NOTE

RECITALS

WHEREAS, as of September 1, 2020 (the "**Delivery Date**" hereof), IQSTEL, INC., a Nevada corporation (the "**Borrower**"), having its principal place of business at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134, issued this $300,000.00 Additional Promissory Note (the "**Note**") to M2B Funding Corp. ("**M2B**").

WHEREAS, on the Delivery Date and in connection with the issuance of this Note, the Borrower and M2B entered into a "**Multipurpose Agreement.**"

WHEREAS, in connection with the transactions contemplated by the Multipurpose Agreement, the Borrower agreed to execute and deliver this Note to M2B.

WHEREAS, on the Delivery Date, the Borrower issued its $**1,045,326.96** Amalgamated Convertible Promissory Note in favor of M2B (the "**Amalgamated Note**").

WHEREAS, the initial $300,000.00 principal balance of this Note is referred to herein as the "**Additional Principal Amount**" and represents a duly authorized and validly issued debt of the Borrower.

PROVISIONS OF THE NOTE

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the order of M2B, or registered assigns, the Additional Principal Amount of $300,000.00 on September 1, 2021 (the "**Maturity Date**"). This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. In addition, the Borrower hereby promises to pay to the order of M2B, or registered assigns, interest on the unpaid Additional Principal Amount at the rate of twelve percent (12%) (the "**Interest Rate**") per annum. Interest shall commence accruing on the Delivery Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

Any amount of Additional Principal Amount or interest on this Note that is not paid when due shall bear interest at the rate of twenty-four percent (24%) per annum from the due date thereof until the same is paid ("**Default Interest**"). Notwithstanding anything in this Note to the

contrary, the aggregate amount of interest due and payable hereunder shall be "guaranteed" at the Interest Rate until the first anniversary of the Delivery Date, which means this Note will bear an aggregate of $36,000 of Interest (the "**Guaranteed Interest Amount**"), or $3,000 per month (the "**Monthly Guaranteed Interest Payment Amount**"), during such one-year period notwithstanding any reduction in the Additional Principal Amount during such one-year period; *provided*, *however*, that the Monthly Guaranteed Interest Payment Amounts shall be doubled for the remaining months in such one-year period if Default Interest were otherwise to be in effect; *provided*, *further*, *however*, that Interest calculated only at the Interest Rate (and no Guaranteed Interest) shall be due and payable in respect of $150,000.00 of Additional Principal in the event that the Borrower shall have prepaid $150,000.00 of Additional Principal on or before November 30, 2020, in connection with the exercise of its rights as provided in accordance with Section 2.6 of the Multipurpose Agreement.

The Monthly Guaranteed Interest Payment Amount and, thereafter, Interest or Default Interest shall be paid monthly, in arrears, commencing October 1, 2020.

All payments due hereunder, in accordance with the terms hereof, shall be made in lawful money of the United States of America. All payments shall be made at such address as M2B shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term "**business day**" shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note is free from all taxes, liens, claims, and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. PREPAYMENT RIGHTS

1.1 Reserved.

1.2 Reserved.

(a) Reserved.

(b) Reserved.

1.3 Reserved.

1.4 Reserved.

(a) Reserved.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) Reserved.

1.5 Reserved.

1.6 Reserved.

(a) Reserved.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) Reserved.

(f) Reserved.

1.7 Reserved.

1.8 Reserved.

1.9 Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time during the periods set forth on the table immediately following this paragraph (the "**Prepayment Periods**"), the Borrower shall have the right, exercisable on not less than ten (10) Business Days prior written notice to M2B to prepay the outstanding Note (Additional Principal Amount and accrued and unpaid interest), in full, in accordance with this Section 1.9. Any notice of prepayment hereunder (an "**Optional Prepayment Notice**") shall be delivered to M2B at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay this Note, and (2) the date of prepayment, which shall be not more than ten (10) Business Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the "**Optional Prepayment Date**"), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to M2B, or upon the order of M2B as specified by M2B in writing to the Borrower, at least one (1) business day prior to the Optional Prepayment Date. If the Borrower exercises its right to prepay this Note, the Borrower shall make payment to M2B of an amount in cash (the "**Optional Prepayment Amount**") equal to the percentage (the "**Prepayment Percentage**") as set forth in the table immediately following this paragraph opposite the applicable Prepayment Period, *multiplied by* the sum of: (w) the then-outstanding Additional Principal Amount of this Note *plus* (x) accrued and unpaid interest on the unpaid Additional Principal Amount of this Note to the Optional Prepayment Date *plus* (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x). If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to M2B

within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay this Note pursuant to this Section 1.9.

Prepayment Period	**Prepayment Percentage**
The period that commences on the Delivery Date and ending one hundred eighty-five (185) days thereafter:	120%

After the expiration of one hundred eighty-five (185) days following the Delivery Date of this Note, the Borrower shall have no right of prepayment.

Notwithstanding anything to the contrary contained in this Note, the Borrower shall not pay any Prepayment Percentage in connection with its prepayment of $150,000.00 of Additional Principal on or before November 30, 2020, in connection with the exercise of its rights as provided in accordance with Section 2.6 of the Multipurpose Agreement.

ARTICLE II. CERTAIN COVENANTS

2.1 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without M2B's written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any stockholders' rights plan which is approved by a majority of the Borrower's disinterested directors.

2.2 Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without M2B's written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3 Borrowings. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent, which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no reason, create, incur, assume guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection, or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which the Borrower has informed M2B in writing prior to the date hereof, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business or (c) borrowings, the proceeds of which shall be used to repay this Note.

2.4 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent (which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no

reason), sell, lease, or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.5 Advances and Loans. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without M2B's written consent (which may be withheld, delayed, denied, or conditioned in its sole and absolute discretion for any reason or for no reason), lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries, and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed M2B in writing prior to the date hereof, (b) made in the ordinary course of business, or (c) not in excess of $100,000.00.

2.6 First right of refusal for additional Funding. The Borrower hereby grants M2B a five (5) business day right of first refusal to provide the Borrower with any and all of the Borrower future capital needs until the Borrower's obligations to M2B hereunder are otherwise satisfied in full.. The Borrower will give M2B ten (10) business days' prior written notice by email of all capital needs during the period of such right of first refusal.

2.7 Payment Prior to Disbursal. If any additional funds are raised by the Borrower within the 12 months following the date hereof from any source other than M2B, this Note must be repaid in full first before any funds resulting from such fund raising are disbursed.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an "**Event of Default**") shall occur:

3.1 Failure to Pay Additional Principal Amount or Interest. The Borrower fails to pay the Additional Principal Amount hereof and interest thereon when due on this Note, whether at maturity, upon acceleration, monthly, or otherwise.

3.2 Reserved.

3.3 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note, the Amalgamated Note, or in the Multipurpose Agreement.

3.5 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000.00, and shall remain unvacated, unbonded, or unstayed for a period of twenty (20) days unless otherwise consented to by M2B, which consent will not be unreasonably withheld.

3.7 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law

or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.8 Delisting or Ineligibility of Common Stock. The Common Stock shall not be eligible for quotation on the OTCQX®, OTCQB®, or OTC Pink® Markets maintained by the OTCM or the Borrower shall fail to obtain and maintain a listing of the Common Stock on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE American.

3.9 Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

3.10 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due; *provided*, *however*, that any disclosure of the Borrower's ability to continue as a "**going concern**" shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.13 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Delivery Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of M2B with respect to this Note.

3.14 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days' prior written notice to M2B.

3.15 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered to such transfer agent signed by the successor transfer agent to the Borrower and by the Borrower.

3.16 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of M2B, be considered a default under this Note and the Other Agreements, in which event M2B shall be entitled (but in no event required) to apply all rights and remedies of M2B under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. "**Other Agreements**" means, collectively, all agreements and instruments between, among or by the Borrower, and, or for the benefit of, M2B and any affiliate of M2B, including, without limitation, other promissory notes; *provided*, *however*, the term "**Other Agreements**" shall not

include any related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to M2B.

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the Additional Principal Amount or interest thereon when due at the Maturity Date), this Note shall become immediately due and payable and the Borrower shall pay to M2B, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 3.2, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO M2B, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN) *MULTIPLIED BY* (Z) TWO (2). Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1 (solely with respect to acceleration or an Event of Default, as specified in the final sentence of Section 1.7), 3.3, 3.4, 3.6, 3.8, 3.9, 3.11, 3.12, 3.13, 3.14, and/or 3.15 exercisable through the delivery of written notice to the Borrower by M2B (the "**Default Notice**"), and upon the occurrence of an Event of Default specified the remaining sections of Articles III (other than failure to pay the Additional Principal Amount or interest thereon at the Maturity Date specified in Section 3.1 hereof), this Note shall become immediately due and payable and the Borrower shall pay to M2B, in full satisfaction of its obligations hereunder, an amount equal to 120% *times* the *sum* of (w) the then-outstanding Additional Principal Amount *plus* (x) accrued and unpaid interest on the unpaid Additional Principal Amount to the date of payment (the "**Mandatory Prepayment Date**") *plus* (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) (the then-outstanding Additional Principal Amount to the date of payment *plus* the amounts referred to in clauses (x) and (y) shall collectively be known as the "**Default Sum**") and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and M2B shall be entitled to exercise all other rights and remedies available at law or in equity.

3.17 <u>Reserved</u>.

3.18 <u>Reserved</u>.

3.19 <u>Reserved</u>.

ARTICLE IV. MISCELLANEOUS

4.1 <u>Failure or Indulgence Not Waiver</u>. No failure or delay on the part of M2B in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 <u>Notices</u>. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable express courier service with

charges prepaid, or (iv) transmitted by hand delivery or e-mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail, with accurate confirmation generated by the transmitting computer, if possible, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing or deposit with an express courier service, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower:

IQSTEL, Inc.
300 Aragon Ave., Suite 375
Coral Gables Florida 33134
Attn: Leandro Iglesias, CEO
E-mail: ceo@iqstel.com

If to M2B:

M2B Funding Corp.
20801 Biscayne Blvd., Suite 307
Aventura, Florida 33180
Attention: Daniel Kordash, President
E-mail: dk@m2bfunding.com

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and M2B. The term "**Note**" and all references thereto, as used herein, shall mean this Note, as originally executed, or if amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of M2B and its successors and assigns. Each transferee of this Note must be an "**accredited investor**" (as defined in Rule 501(a) of the Securities Act). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a *bona fide* margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay M2B hereof costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Florida or in the federal courts located in the State of Florida. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. To the maximum amount permitted, each of the Borrower and M2B waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any

provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Reserved.

4.8 Multipurpose Agreement. By its delivery of this Note, the Borrower agrees to be bound by all of the terms of the Multipurpose Agreement.

4.9 Reserved.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to M2B, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that M2B shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer as of the date first written above.

IQSTEL, INC.,

By: ______________________________
Leandro Iglesias, CEO